SUBORDINATION AND PRIORITIES AGREEMENT

BDC CAPITAL INC., A WHOLLY-OWNED SUBSIDIARY OF
BUSINESS DEVELOPMENT BANK OF CANADA

and

2314505 ONTARIO INC.

    and

APEX SYSTEMS INTEGRATORS INC.

and

ROYAL BANK OF CANADA

Dated as of the 4th day of June, 2012
Province of Ontario

BETWEEN:	BDC CAPITAL INC., a wholly-owned subsidiary of BUSINESS DEVELOPMENT BANK OF CANADA,

(hereinafter called “BDC”);

AND:                                          ROYAL BANK OF CANADA

(hereinafter called the “Bank”);

AND:	2314505 ONTARIO INC.

(hereinafter called the “Borrower”);

AND:	APEX SYSTEMS INTEGRATORS INC.

(hereinafter called the “Guarantor”);

WHO DECLARE AS FOLLOWS:

WHEREAS the Bank has granted or intends to grant to Borrower various credit facilities not exceeding an aggregate amount of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00) pursuant to a facilities letter dated June 4, 2012, a copy which is appended as Schedule “A” hereto (hereinafter collectively called the “Bank Credit”, as it or they may have been and may in the future be amended, modified, replaced or restated  from time to time) in guarantee of which, inter alia, the Borrower and the Guarantor have granted or intend to grant in favour of the Bank various security (collectively, the “Bank Security”) (the “Bank Credit” and the “Bank Security” being hereinafter collectively called the “Bank Debt”);

WHEREAS BDC submitted to the Borrower an offer of financing dated February 14, 2012 and as it may have been and may in the future be amended, modified, replaced or restated from time to time (the “BDC Offer”), relating to, inter alia, the granting of a subordinated loan in the amount of One Million Seven Hundred Thousand Dollars ($1,700,000.00), the conditions for which are provided in the BDC Offer as well as in a loan agreement dated the 4th day of June, 2012 (the “Loan Agreement”, as it may be amended, modified, replaced or restated from time to time), copies of which are appended hereto as Schedule “B” in guarantee of which, inter alia, the Borrower and Guarantor have granted or intend to grant various security in favour of BDC (collectively the “BDC Security”) (the “BDC Offer”, the “Loan Agreement” and the “BDC Security” being hereinafter collectively called the “Subordinated Debt”);

WHEREAS the Lenders, as defined in Section 1.1.23 hereof, hereby wish to set forth their respective rights and remedies in respect of the security granted by the Borrower and the Guarantor to each of them;

NOW THEREFORE AND IN CONSIDERATION OF THE COVENANTS AND CONDITIONS HEREINAFTER DESCRIBED, AND FOR GOOD AND VALUABLE CONSIDERATION, THE PARTIES HERETO AGREE AS FOLLOWS:

1. INTERPRETATION

1.1	Definitions.
Except as otherwise provided herein or unless the context otherwise requires, capitalized terms and expressions used in this Agreement and its preamble shall have the meaning set forth below:

1.1.1	“Additional Guarantors” means all of the Subsidiary Body Corporates and other persons now or hereinafter owned or controlled directly or indirectly by the Borrower;

1.1.2
“Affiliate” means any Person which, directly or indirectly, controls or is controlled by or is under common control of another.  For the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, or by contract or by any other means whatsoever.  For greater certainty, the term "Affiliate" includes a Subsidiary Body Corporate;

1.1.3	“Agreement” and “Subordination Agreement” means this Subordination and Priorities Agreement;

1.1.4	“Bank Event of Default” means a Default, Event of Default or demand for payment pursuant to any Loan Documents relating to the Bank Debt;

1.1.5	“Bank Notice of Default” has the meaning ascribed thereto in Paragraph 3.1.3 herein;

1.1.6	“Bank Security” means, individually or collectively, all Security granted or to be granted by the Borrower and the Guarantor to the Bank to guarantee the repayment of the Bank Debt;

1.1.7	“BDC Event of Default” means a Default or Event of Default pursuant to any Loan Documents relating to the Subordinated Debt;

1.1.8	“BDC Notice of Intention” has the meaning ascribed thereto in Subsection 2.7 herein;

1.1.9	“BDC Security” means, individually or collectively, all Security granted or to be granted by the Borrower and the Guarantor to BDC to guarantee the repayment and performance of the Subordinated Debt;

1.1.10	“Borrower” means 2314505 Ontario Inc. as determined in accordance with the relevant Bank Credit or the BDC Offer or Loan Agreement, and any legal entity that may succeed same;

1.1.11	“Borrower Group” means, collectively, the Borrower, the Guarantor and each of the Borrower’s other Affiliates including, without limitation, each Additional Guarantor;

1.1.12
“Borrower Group Assets” means (a) all of the present and after acquired undertaking, property and assets, real and personal, movable and immovable, of whatsoever nature and kind and wheresoever situate of the Borrower, the Guarantor and the Borrower’s other Affiliates and (b) the shares of any Subsidiary Body Corporate owned by the Borrower, any Affiliate of the Borrower and each Additional Guarantor;

1.1.13	“Business Day(s)” means any day, except Saturday or Sunday, when the Bank is open to do business in the Province of Ontario;

1.1.14
“Cash Proceeds of Realization” means the aggregate of (i) all Proceeds of Realization in the form of cash, and (ii) all cash proceeds of the sale or other disposition of non-cash Proceeds of Realization, which are available to the Lenders;

1.1.15
“Default” means the occurrence of any of the defaults or events of default specified in any Loan Document or in any Security entitling a Lender to Demand or accelerate payment of any obligation, either immediately or after a cure period or grace period, or failure of any member of the Borrower Group to pay any amount which is payable to the Bank on demand within the time specified for payment in a Demand made by the Bank;

1.1.16	“Demand” means any notification by a Lender to any member of the Borrower Group of a demand for payment under any Loan Documents or Security;

1.1.17	“Dollars” or “$” means lawful money of Canada;

1.1.18
“Event of Default” means a Bank Event of Default or Default pursuant to any Loan Document relating to the Bank Debt, or, as the case may be, a BDC Event of Default or Default pursuant to any Loan Document  relating to the Subordinated Debt;

1.1.19
“GAAP” means the generally accepted accounting principles in force in Canada, as accepted or established by the Canadian Institute of Chartered Accountants, as they may be modified from time to time, but applied in a consistent manner;

1.1.20
“Government Authority” means Canada, the province mentioned in Subsection 14.5 herein, and any other regional, municipal, local or other subdivision of that province, any other governmental organization of such jurisdiction, including any agency, commission, office, department, ministry, organization or other person carrying on executive, legislative, judicial, regulatory or administrative functions arising out of or related thereto;

1.1.21	“Guarantor” means Apex Systems Integrators Inc. and any legal entity that may succeed same;

1.1.22
“Intellectual Property” means all the intangible assets, present and future, of the Borrower, including but without limiting the generality of the foregoing, all its rights in any trademarks, registered or not, copyrights, including software, domain names, source codes, designs and manuals, industrial designs, inventions, patents and ongoing applications for patents, commercial secrets, know-how, integrated circuit topography, any confidential information, licence from third parties, end-user licence and any other intellectual property rights (registered or not), their improvements and modifications as well as any right in any application relating to their protection, in Canada or elsewhere, of one or some of these Intellectual Property rights;

1.1.23	“Lenders” means, collectively, the Bank and BDC and “Lender” refers to either of them;

1.1.24	“Life Insurance Policy” means the life insurance policy that is subject to the BDC Security, whether or not held by the Borrower or the Guarantor, and described in Schedule “C” attached hereto;

1.1.25
“Loan Documents” mean any letter of intent, loan offer, loan agreement or other agreement relating to the loans and security in connection with the Bank Debt or, as the case may be, the Subordinated Debt, as amended from time to time;

1.1.26
“Proceeds of Realization” or any part thereof means all proceeds (including money, choses in action, securities, assets and other property) derived from any sale or disposition of, or other enforcement or realization proceedings with respect to any of the Borrower Group Assets  (a) after any demand, (b) upon any dissolution, liquidation, winding-up, reorganization (including any proposal under the Bankruptcy and Insolvency Act (Canada) and any reorganization under the Companies' Creditors Arrangement Act (Canada)), bankruptcy, insolvency or receivership of any member of the  Borrower Group or any other arrangement or marshalling of the Borrower Group Assets that is similar thereto, (c) upon the enforcement of, or any action taken with respect to, any of the Security, (d) as insurance or expropriation proceeds or any other payment representing indemnity or compensation for loss of, or damage to Borrower Group Assets or any part of them or representing indemnity or compensation for loss of, damage to or interruption in the business, operation or enjoyment of the Borrower’s business or any proceeds thereof (including money, choses in action, securities, assets and other property), or (e) as a result of the exercise of any right of set-off or other similar right or remedy, in each case net of all costs, charges and expenses or liabilities incurred in connection with such sale, disposition, enforcement or realization, including legal fees and all proper costs, charges, expenses and liabilities of any Receiver;

1.1.27
“Purchase Money Obligation” means any indebtedness of the Borrower or the Guarantor assumed or incurred to provide funds to pay all or part of the purchase price of tangible personal property or assets, including interest, costs and other amounts incurred in connection with such indebtedness, provided that the incurring of such indebtedness does not give rise to a default under either the Bank Security or the BDC Security, and provided the Bank has provided BDC with its prior written consent to the incurring by the Borrower or the Guarantor, as applicable, of same;

1.1.28
“Purchase Money Security” means any Security given, reserved, created, assumed or arising by operation of law, whether or not in favour of the transferor, to provide or secure, or to provide any member of the Borrower Group (including, without limitation, the Guarantor) with funds to pay the whole or any part of, the consideration for the acquisition of tangible personal property; provided that such Security is restricted to such personal property or asset acquired and secures an amount not in excess of the purchase price thereof;

1.1.29
“Receiver” means a receiver, a manager, receiver and manager, or agent or other person having similar parties or authority appointed by the Bank or BDC or another creditor, whether by way of a private or court appointment in respect of any member of  the Borrower Group (including, without limitation, the Guarantor) or any of the Borrower Group Assets;

1.1.30
“Security” means, individually or collectively, all the deeds, documents and agreements, including any amendment, substitution or replacement thereof, relating or useful to complete and confirm the hypothecs, charges, mortgages, security interest or other movable or immovable security granted to the Bank, or, as the case may be, to BDC, in accordance with the laws of any Governmental Authority having jurisdiction over the properties and rights of the Borrower and the Guarantor subject to such security;

1.1.31
“Software Escrow Agreement” means the software escrow agreement made as of June _____, 2012 between the Guarantor, the Lenders and Lincoln-Parry Associates Inc. in respect of the escrow of certain Intellectual Property of the Guarantor for the benefit of the Lenders;

1.1.32	“Standstill Period” means the period(s) described in Section 6 hereof;

1.1.33	“Subsidiary Body Corporate” shall have the meaning ascribed thereto in subsection 1(2) of the Business Corporations Act (Ontario).

1.2
Titles.  The titles have been inserted in the present Subordination Agreement for convenience of reference only and shall not in any manner affect its interpretation. The section numbers refer to the sections of this Agreement.

1.3	Preamble. The preamble hereinabove forms an integral part of this Agreement.

1.4
Paramountcy.  If there is a conflict or inconsistency between the provisions of this Agreement and the provisions of any other agreement which is referred to herein or delivered pursuant hereto, as between the Lenders, the provisions of this Agreement will prevail, provided that nothing in this Agreement is intended to or will impair, as between any member of the Borrower Group and either of the Lenders, the obligations of any member of the Borrower Group to pay the Bank Debt or the Subordinated Debt, as applicable, when due.  For greater certainty, as between each Lender and any member of the Borrower Group (including, without limitation, the Guarantor), the applicable Loan Documents shall prevail.

1.5
No Rights Conferred on Borrower Group.  Nothing in this Agreement will be construed as conferring any rights upon any member of the Borrower Group or any third party.  The terms and conditions hereof are and will be for the sole and exclusive benefit of the Lenders.  Each member of the Borrower Group, by its execution of this Agreement, hereby agrees to be bound by, and will act in accordance with, the terms, provisions and intent of this Agreement; however, such Borrower Group member will not take any right, benefit or advantage in it being a party to this Agreement, and this Agreement may be amended, modified, supplemented or restated without notice to, or the consent of, any member of the Borrower Group and provided further that in the event that any amendment, modification, supplement or restatement materially increases the obligations of the Borrower Group, the Lenders shall use best efforts to give notice thereof to the Borrower Group but the Lenders shall not be liable for any inadvertent or accidental omission to give any such notice.  Each member of the Borrower Group (including, without limitation, the Guarantor) hereby consents to each Lender providing the other Lender with such information, financial or otherwise, regarding any member of the Borrower Group, the Bank Debt or the Subordinated Debt, as applicable, and the Security as may be deemed advisable by the Lenders from time to time.

1.6
Accounting Terms.  Each accounting term used in this Agreement has the meaning generally ascribed to it by GAAP unless another definition is given herein, and any reference to an item of a balance sheet or income statement must be construed according to its presentation in the appropriate statement established in accordance with GAAP as modified from time to time by any accounting norms adopted by the Canadian Institute of Chartered Accountants.

1.7
Singular Plural.   In this Agreement, words importing the singular number also include the plural and vice versa, and person (or persons) includes an individual, firm, company, corporation, government, governmental body or agency, unincorporated association or partnership. Information that is provided in the schedules hereto shall be consistent with the definitions, terms and conditions of this Agreement.

1.8	Consent. Each of the Lenders hereby consents to the:

1.8.1	indebtedness and obligations provided for in the Bank Credit and the BDC Offer and the Loan Agreement;
1.8.2	creation and issuance by the Borrower to the Bank of the Bank Security and to BDC of the BDC Security; and
1.8.3	existence of the Bank Debt and the Subordinated Debt generally.

2. SUBORDINATION AND POSTPONEMENT

2.1
The Subordinated Debt and the BDC Security herein are hereby fully subordinated to the prior repayment in full of the Bank Debt, and the Bank Security will have priority to the full extent of the Bank Debt over the BDC Security and the Subordinated Debt in all respects and at all times, save and except that:

2.1.1	The BDC Security shall rank in priority to the Bank Security in all respects on the Life Insurance Policy in the event that the Bank Security affects the Life Insurance Policy.

2.2
BDC agrees with the Bank that, at any time, the Borrower may make and the Bank may accept any payment or prepayment in respect of the Bank Debt; or any part thereof, whether or not any Default has occurred, all in accordance with the Bank Loan Documents.  Nothing herein contained will prevent, limit or restrict the Bank in any manner from exercising all or any of its rights or remedies otherwise permitted under the terms of the Bank Security in connection with the Bank Debt.

2.3
For greater certainty, the subordination herein provided shall apply to any guarantee granted now or hereafter by any Subsidiary Body Corporate, any Affiliate of the Borrower or any Additional Guarantor to the Lenders.

2.4
Unless otherwise acknowledged in writing by BDC, the subordination herein provided does not affect the rights of BDC in any suretyship granted in its favour by any person, related or not to the Borrower, other than the suretyship granted by a Subsidiary Body Corporate, any Affiliate or any Additional Guarantors, nor the rights of BDC in any Security held in connection with such suretyship.

2.5
Subject to the foregoing provisions, the subordinations and postponements herein provided shall remain in force for as long as the Borrower has not repaid its indebtedness in full to either of the Bank and BDC, and neither Lender has cancelled the Bank Credit or the BDC Offer and Loan Agreement, as the case may be, and shall apply in all events and circumstances regardless of:

2.5.1	any priority otherwise given by law to the BDC Security in connection with the Borrower Group Assets (except for the BDC Security on the Life Insurance Policy as more particularly described herein);
2.5.2	the respective dates of execution and registration attachment or perfection of the BDC Security as well as the Bank Security;
2.5.3	the date or dates of any advances made or that will be made to the Borrower by the Bank or BDC;
2.5.4	the date or dates of any Event of Default;
2.5.5	any other cause of priority by any principle of law or any statute, including the Personal Property Security Act, between the Bank and BDC.

2.6
Subject to the provisions of this Agreement, including without limitation, all provisions relating to the restrictions imposed on BDC during a Standstill Period, the subordination and postponement herein:

2.6.1	shall not prevent BDC from obtaining the principal, interest, additional interest, bonus, fee, cost and expense payments in accordance with the terms and conditions of the Loan Agreement;
2.6.2
shall not prevent BDC from exercising its right under any suretyship held by it with respect to the Subordinated Debt, other than a suretyship by a Subsidiary Body Corporate of the Borrower (other than the Guarantor), Affiliate of the Borrower or any Additional Guarantors;

2.6.3	shall not prevent BDC from exercising its right under any Security on the Life Insurance Policy;
2.6.4
shall be effective only with respect to the Subordinated Debt, excluding any Purchase Money Obligation incurred by any member of the Borrower Group to BDC, as well as any Purchase Money Security granted to BDC in connection thereto;

2.6.5
shall not prevent BDC from filing a proof of claim with any trustee in bankruptcy in the case of any (i) bankruptcy or assignment of property by any member of the Borrower Group, or (ii) filing by any member of the Borrower Group of a notice of intention or  a proposal pursuant to the Bankruptcy and Insolvency Act or filing of an arrangement under the Companies’ Creditors Arrangement Act (R.S.C., c. C-36);

2.6.6
shall not prevent BDC from invoking an Event of Default with respect to the Subordinated Debt nor to exercise its rights and remedies in such circumstances, whether by judicial means or otherwise. On the other hand, the realization of the BDC Security remains subject to the subordination provided by the present Agreement as long as it remains in force.

2.7
Notwithstanding anything to the contrary contained herein, if a BDC Event of Default pursuant to the Subordinated Debt occurs and BDC wishes to call its loan, initiate enforcement proceedings in view of obtaining repayment of same or realizing upon the BDC Security, including without limitation upon the filing of a proof of claim as more particularly described in section 2.6.5. above where a standstill period has not already been triggered, BDC must give a written notice to the Bank informing the Bank of its intention to do so (the “BDC Notice of Intention”). If the Bank does not notify BDC in writing that it avails itself of the provisions regarding the implementation of a Standstill Period within a period of ten (10) Business Days from the receipt of the BDC Notice of Intention, BDC may then realize upon the BDC Security and take any measures deemed useful or necessary to protect its rights with respect to the Borrower as if this Agreement had not been executed.

2.8
For greater certainty, the priority of repayment and distribution of Cash Proceeds of Realization set out in Section 9 shall continue in force.  In addition, and for greater certainty, a BDC Notice of Intention shall constitute an immediate Event of Default entitling the Bank, in its discretion, to implement a One Hundred and Eighty Day (180) Standstill Period, provided it so advises BDC within the time period set out in section 2.7.

3. CONSENT TO PAYMENTS

3.1
Until such time as the Bank Debt is fully repaid as to principal, interest, fees, costs and expenses by any member of the Borrower Group and the Bank Credit has been cancelled and before the coming into force of a Standstill Period, BDC:

3.1.1
may receive principal (including any cash sweep payment), interest, additional interest, bonus, fee, cost and expense payments in connection with the Subordinated Debt, in accordance with the terms and conditions of the Loan Agreement, to the extent where, at the date of such payments, the Borrower is not in Default under the terms of the Bank Debt and/or does not become in Default by reason of these payments;

3.1.2
may not receive any prepayment of principal, account management fee, or bonus payments or any other form of prepayment in connection with the Subordinated Debt, without the prior written consent of the Bank;

3.1.3
may keep any payment received from any member of the Borrower Group before receipt of a written notice announcing an Event of Default relating to the Bank Debt (the “Bank Notice of Default”), except for cases provided in subsection 3.2 below.

3.2
It is agreed that any payment in connection with the Subordinated Debt made to BDC while any member of the Borrower Group is in Default pursuant to the provisions of the Bank Debt and after a Bank Notice of Default has been duly delivered to BDC by the Bank or, as the case may be, within thirty (30) days prior to such notice if such payment is the cause or materially contributes to the cause of the Event of Default of any member of the Borrower Group with respect to the Bank Debt, will be deemed to have been received by BDC acting as mandatary and in trust for the Bank and shall be remitted to the Bank by BDC as soon as possible. It is further agreed that in the case of an Event of Default giving rise to a Standstill Period of ninety (90) days, BDC shall remit all payments of principal (including cash sweep payments, if any), and bonus payments received but will, however, be entitled to keep the interest, additional interest, account management fees, and/or fee, cost and expense payments and stay such payments during the Standstill Period;

3.3
In the case of an Event of Default giving rise to a Standstill Period of one hundred and eighty (180) days, BDC shall remit to the Bank all payments received, including, without limitation, principal, interest, additional interest, cash sweep payments, royalty, bonus, account management fees and cost and expense payments and stay such payments during the Standstill Period.

3.4
If the Event of Default invoked by the Bank under the Bank Debt is cured to the satisfaction of the Bank and the Bank has provided written notice to each of the Borrower and BDC, the Borrower shall resume its payments relating to the Subordinated Debt and BDC may then receive principal (including cash sweep payments), interest, additional interest, royalty, bonus, fee and accessory payments in connection with the Subordinated Debt, as well as all of the arrears related to such amounts (excluding, for greater certainty any accelerated amounts), including the interest on the unpaid interest to the extent that such repayment does not put any member of the Borrower Group in default under the terms of the Bank Debt both pre and post payment. BDC may also demand payment of any such amount required to maintain the same yield as initially anticipated in connection with the Subordinated Debt, provided that the extent of such payment does not put any member of the Borrower Group in default under the terms of the Bank Debt both pre and post payment.

3.5	The Bank shall advise BDC as soon as any member of the Borrower Group has remedied the Event of Default invoked by the Bank in order that the payments due to BDC may resume without further delay.

4. SECURITY HELD BY THE LENDERS

4.1
Each Lender declares and represents that no Security, other than those mentioned in Schedule “C” annexed hereto, guarantees the obligations of each member of the Borrower Group pursuant to the Bank Debt and the Subordinated Debt.

4.2
Unless otherwise acknowledged in writing by BDC, the rights and remedies of the Bank pursuant to any suretyship held with respect to the Bank Debt, and the rights and remedies of BDC pursuant to any suretyship held in relation to the Subordinated Debt, other than a suretyship held by a Subsidiary Body Corporate of the Borrower (other than the Guarantor), Affiliate of the Borrower or any Additional Guarantor are not subject to the present Agreement.

4.3
Each of BDC and the Bank shall permit the other Lender and their employees, agents and contractors, access at all reasonable times to any property and assets of any member of the Borrower Group upon which it has a prior charge or security interest in accordance with the terms hereof and to permit such other Lender to remove such property and assets from the premises of any member of the Borrower Group at all reasonable times without interference, provided that such other Lender shall promptly repair any damage caused to the premises by the removal of any such property or assets.

4.4
Each of the Borrower and the Guarantor hereby confirms to and agrees with BDC and the Bank that so long as any of the indebtedness of the Borrower Group to BDC and the Bank remains outstanding, they shall stand possessed of their assets so charged for BDC and for the Bank in accordance with their respective interests and priorities as herein set out.

4.5
BDC and the Bank agree that in an Event of Default while the Bank Credit, or any portion thereof, remains outstanding, the Bank shall have the sole right to request the release of the Intellectual Property escrowed under the Software Escrow Agreement and to otherwise deal with such Intellectual Property provided that all Cash Proceeds of Realization arising therefrom or relating thereto shall be applied and distributed in accordance with this Agreement.  The Bank acknowledges and agrees that upon payment of all amounts due with respect to the Bank Debt and cancellation of the Bank Credit, BDC shall, thereafter, have the sole right to the Intellectual Property escrowed pursuant to the Software Escrow Agreement.

5. MODIFICATIONS TO THE CONDITIONS OF THE BANK DEBT

5.1
Subject to the terms of Section 5.2 hereof, the Bank will be entitled to modify the terms and conditions of the Bank Credit set forth in Schedule A annexed hereto without authorization from BDC, but shall notify BDC in writing of each modification (provided, however, the Bank shall not be liable for any inadvertent failure or accidental omission to provide such notice to BDC). However, these modifications shall not allow the Bank to demand the enforcement of a Standstill Period in case of a Bank Event of Default resulting solely from such modifications, if the modification had not been previously authorized by BDC in writing or prior to the expiration of a period of six (6) months following the effective date of such modifications.

5.2	However, at all times, BDC’s authorization will be required in the following cases:

5.2.1	if the Bank wishes amend the margining formula applicable to accounts receivable financing under the Bank Credit, as established on the date hereof;
5.2.2
at all times, if the Bank wishes to increase the available credit offered to the Borrower under the Bank Credit provided however that the Bank may (i) increase the limit of available amounts provided for in the Bank Credit to no more than one hundred and fifteen percent (115%) of the amount already authorized; or (ii) decrease the limit of available amounts provided for in the Bank Credit by no more that fifteen percent (15%) of the amount already authorized; where the authorized limit under the Bank Credit currently consists as of the date hereof of a Two Hundred Thousand Dollars ($200,000.00) operating line, a Two Million Five Hundred Thousand Dollars ($2,500,000.00) term loan and a Fifty Thousand Dollar ($50,000.00) Visa facility;

5.2.3	the financing of the acquisition of new equipment in excess of seventy-five percent (75%) of the value of such equipment.

5.3
Where BDC authorization is required pursuant to this section of this Agreement, BDC shall not unreasonably withhold its authorization in the case of any request made by the Bank with respect to the foregoing modifications.

5.4
If an authorization required hereunder is not granted in writing by BDC within a period of fifteen (15) Business Days from the written request of the Bank, this authorization is deemed to have been refused and any Bank Event of Default resulting solely from such modifications, if they had not been previously authorized by BDC in writing shall not allow the Bank to demand the enforcement of a Standstill Period prior to the expiration of a period of six (6) months following the effective date of such modification.  Notwithstanding, the forgoing and for greater certainty, if an authorization required hereunder is not granted in writing by BDC, but the Bank determines to implement the modifications in connection with which it was required to seek authorization, there shall be no prohibition on the Bank instituting a Standstill Period, upon a breach by the Borrower of the terms and conditions of the Bank Credit as they existed prior to implementation of such modifications, provided however that such modifications did not contribute in any way to the Borrower’s breach of such terms and conditions.

5.5
In the case of an authorized increase of the credit limit, any new Security that may be required by the Bank shall be subject to this Agreement; provided, however, the Bank agrees that it shall not request or require any pledge upon any of the securities in the capital of the Borrower or the Guarantor (including any successor thereof, whether by amalgamation or otherwise).

6. STANDSTILL PERIOD

6.1
If an Event of Default occurs with respect to the Bank Debt, the Bank may subject to the terms and conditions of this Agreement, but without any obligation to do so, notify BDC of the occurrence of such Event of Default and impose a Standstill Period on BDC with respect to the exercise of its rights regarding the Subordinated Debt.

6.2
In order for the Bank to exercise its right to impose a Standstill Period, the Bank shall nonetheless give a written notice to BDC advising of the Event of Default of the Borrower under the Bank Debt and indicating the nature of the Default(s). Upon receipt of the Bank Notice of Default, BDC shall stay all proceedings engaged in view of realizing upon the BDC Security or, as the case may be, not initiate any proceedings against the Borrower and/or the Guarantor in order to call its loan or realize upon the BDC Security, unless the Bank has itself initiated such proceedings with respect to the Bank Credit and/or the Bank Security, and a period of ten (10) days has elapsed from the date the Bank initiated such proceedings, such stay or non-initiation of proceedings being limited to the Standstill Period and this, for the period(s) of time referred to below in Sections 6.3 and 6.4.

6.3
If the Event of Default is limited to only non performance on the part of the Borrower and/or the Guarantor or any other member of the Borrower Group, as applicable, relating to the various financial ratios and such other covenants set forth in Section 1 of Schedule “D” annexed hereto, subject to the modifications that may be made pursuant to the provisions of Section 5, the Standstill Period will be limited to ninety (90) days from the date of receipt of the Bank Notice of Default, during which period BDC:

6.3.1	may not receive principal payments (including cash sweep payments) or bonus payments in connection with the Subordinated Debt;
6.3.2	will only be allowed to receive the interest, additional interest, account management fee and cost and expense payments;
6.3.3	may not prohibit the Borrower or the Bank from using the assets subject to the BDC Security, provided such use is not beyond that which is commercially reasonable;

6.4
If the Event of Default involves a Default set forth in Section 2 of Schedule “D” annexed hereto, the Standstill Period will be limited to one hundred and eighty (180) days from the date of receipt of the Bank Notice of Default, period during which BDC:

6.4.1
will stay all the payments due by the Borrower in principal (including cash sweep payments), interest, additional interest, royalties, bonus, fees, accessories or any other form of payment for the said period; and,

6.4.2	may not prohibit the Borrower or the Bank from using the assets subject to the BDC Security; provided such use is not beyond that which is commercially reasonable;

6.5
During any consecutive twelve (12) month period, the Bank may not request more than 2 (two) Standstill Periods for a period of time exceeding One Hundred and Eighty (180) days if the Event of Default is related to a failure to meet the financial ratios and other covenants set forth in Section 1 of Schedule “D” annexed hereto, or one hundred and eighty (180) days for any other Event of Default. Moreover, whatever the nature of the Event of Default, the total cumulative number of days of Standstill Periods during any consecutive twelve (12) month period may not exceed one hundred and eighty (180) days and any one day of a Standstill Period of ninety (90) days shall reduce the time allocated to a Standstill Period of one hundred eighty (180) days by one day accordingly as applicable.

6.6
The Standstill Period will terminate at the expiration of the term fixed for such Standstill Period. If the Borrower or any member of the Borrower Group has not remedied the Event(s) of Default invoked by the Bank before the expiration of the Standstill Period, BDC may then start realizing upon its own Security and take any useful or necessary measures to protect its rights with respect to the Borrower, including the disposition of the Borrower Group Assets subject to the BDC Security.

6.7
In the event of the delivery of a BDC Notice of Intention, the Bank may, but without any obligation to do so, remedy the Default of the Borrower relating to the Subordinated Debt, in which case, any payment made by the Bank will be considered as an advance of funds under the Bank Credit.

7. RIGHTS OF BDC DURING ANY SUBSEQUENT STANDSTILL PERIOD

7.1
If, after having taken advantage for the first time of one or more Standstill Periods of a maximum cumulative duration of ninety (90) days or one hundred and eighty (180) days, as the case may be, the Bank had to once again avail itself of its rights to require a new Standstill Period (i.e. after the expiration of a twelve (12) month period since the delivery of the Bank Notice of Default having required the enforcement of a first Standstill Period) by reason of a new Event of Default, the Bank acknowledges that BDC may require any member of the Borrower Group, as applicable, to consent to the following requirements, without such request constituting an Event of Default pursuant to the Bank Credit, and each member of the Borrower Group undertakes to do all the necessary acts in order for these conditions to be fulfilled within a delay of thirty (30) days of such demand from BDC, to that effect:

7.1.1
to have its own appointed representative to attend, as an observer, to all meetings of the board of directors of any member of the Borrower Group, during which meetings such observer shall be entitled to participate in discussions but not be entitled to vote;

7.1.2	to hold a meeting of the board of directors each month, at a place and date acceptable to BDC;
7.1.3
to have its own appointed representative to attend, as an observer, to all general or special shareholders’ meetings of any member of the Borrower Group, during which meetings such observer shall be entitled to participate in discussions but not be entitled to vote;

7.1.4
to receive a copy of any notice of meeting to directors’ or shareholders’ meetings, as the case may be, at least five (5) days in advance, as well as all the relevant documentation delivered to the directors and/or shareholders of any member of the Borrower Group;

7.1.5	to receive a copy of the minutes of the directors’ and shareholders’ meetings, within five (5) business days of such meeting, even if the observer appointed by BDC was not present at the meeting;
7.1.6	to require the resignation of a director of any member of the Borrower Group and its replacement by a person appointed by BDC, as the case may be;
7.1.7
to request an increase in the interest rate payable on the advances made according to the Loan Agreement, by way of an increase of the spread between BDC’s prime rate(s) and the actual interest rate(s) payable by any member of the Borrower Group in accordance with the Loan Agreement provided that such increase will not result in a Bank Event of Default as a result of such increase;

7.1.8	to request a reasonable increase in the monthly account management fees payable by any member of the Borrower Group;
7.1.9	to obtain from the shareholders of any member of the Borrower Group such further Security as may be required and all in accordance with this Agreement.

8. AMENDMENT OF BDC LOAN AGREEMENT AND BDC LOAN DOCUMENTS

8.1
Subject to Section 7, without the prior written consent of the Bank, BDC agrees that it will not be entitled to:  (i) cause to be more onerous or add any financial covenants of the Borrower or add any additional Events of Default (as defined in the Loan Agreement) to the Loan Agreement (including for greater certainty, the Offer Letter) (copies of which are annexed hereto as Schedule “B”); (ii) shorten any scheduled repayment date or shorten the final maturity date of any of the Subordinated Debt (other than pursuant to the making of a demand); or (iii) increase any interest rate applicable to the Subordinated Debt (provided for greater certainty, that this shall not restrict any increase in any interest rate applicable only following the occurrence of any Event of Default under the Loan Documents as in effect on the day hereof, and provided further, that any such increased interest arising following occurrence of an Event of Default shall accrue until all of the Bank Debt shall have been indefeasibly satisfied in full and all commitments to make advances under the Bank Credit have been terminated).  BDC further agrees that it shall not request or require any pledge upon any of the securities in the capital of the Borrower or the Guarantor (including any successor thereof, whether by amalgamation or otherwise).

9. APPLICATION OF CASH PROCEEDS OF REALIZATION

9.1
All Cash Proceeds of Realization, other than Cash Proceeds of Realization directly or indirectly derived from or relating to the Life Insurance Policy or subject to payment of any claims or liens ranking in priority to the Bank Debt and Bank Security, will be applied and distributed, and the Security will be deemed to have the relative priorities which would result in such Cash Proceeds of Realization being applied and distributed, as follows:

9.1.1
firstly, to the payment of all reasonable costs and expenses incurred by the Bank in the exercise of all or any of the powers granted to it under the Bank Credit and in payment of all of the remuneration of any Receiver and all reasonable costs incurred by such Receiver in the exercise of all or any powers granted to it under the Bank Credit;

9.1.2
secondly, to the payment or prepayment in full of the Bank Debt (including holding such Cash Proceeds of Realization as cash collateral to be applied against the Bank Debt which have not then matured) in such manner as the Bank may see fit;

9.1.3
thirdly, to the payment of all reasonable costs and expenses incurred by BDC in the exercise of all or any of the powers granted to it under the BDC Offer, the Loan Agreement or the BDC Security and in payment of all of the remuneration of any Receiver and all reasonable costs incurred by such Receiver in the exercise of all or any powers granted to it under BDC Security provided that BDC is permitted to exercise such powers and to appoint a Receiver pursuant to this Agreement;

9.1.4
fourthly, to the payment or prepayment in full of the Subordinated Debt (including holding such Cash Proceeds of Realization as cash collateral to be applied against Subordinated Debt which have not then matured); and

9.1.5	the balance, if any, in accordance with applicable law.

9.2
All Cash Proceeds of Realization directly or indirectly derived from or relating to any and all Life Insurance Policy will be applied and distributed, and the Security will be deemed to have the relative priorities which would result in such Cash Proceeds of Realization being applied and distributed, as follows:

9.2.1
firstly, to the payment of all reasonable costs and expenses incurred by BDC in the exercise of all or any of the powers granted to it under the BDC Security and in payment of all of the remuneration of any Receiver and all reasonable costs incurred by such Receiver in the exercise of all or any powers granted to it under the BDC Security;

9.2.2
secondly, to the payment or prepayment in full of the Subordinated Debt (including holding such Cash Proceeds of Realization as cash collateral to be applied against Subordinated Debt which have not then matured);

9.2.3	the balance, if any, in accordance with applicable law.

9.3
Each Lender acknowledges that the foregoing method of application of Cash Proceeds of Realization may be subject to the claims, if any, of prior secured creditors of the Borrower; however, this acknowledgement is not intended to, and shall not, constitute a subordination by either Lender in favour of any other creditor of the Borrower.  For the purposes of this Agreement, the Bank Debt will not be considered to have been paid in full unless the Bank has received payment in cash of the full amount of all Bank Debt and the Subordinated Debt will not be considered to have been paid in full unless BDC has received payment in cash of the full amount of all Subordinated Debt.

10. DURATION

10.1	The present Agreement shall remain in force until the first of the following dates:

10.1.1	the date of cancellation of the Agreement following the written consent of the Lenders;
10.1.2
the date on which any and all amounts due with respect to the Bank Debt will have been completely repaid and the Bank Credit has been cancelled to the entire satisfaction of the Bank and no further obligation remains with the Bank to advance funds to the Borrower;

10.1.3	the date on which any and all amounts due with respect to the Subordinated Debt will have been completely repaid and the Bank Credit has been cancelled to the entire satisfaction of BDC.

11. DOCUMENTATION

11.1
Each Lender shall, upon request of the other Lender and no later than fifteen (15) days of such request, sign any deed, agreement or other document, and shall do any act deemed useful or necessary in order to give effect to the Agreement hereof, including, as the case may be, assigning the priority of rank with respect to their respective Security.

12. DEFAULT AND NOTICE OF DEFAULT

12.1	BDC and the Bank agree to act reasonably when exercising their respective rights and remedies under the terms of the Subordinated Debt and the Bank Debt.

12.2
BDC and the Bank also agree to provide each other with copies of any letter or any notice transmitted in writing by one or the other to the Borrower and/or the Guarantor relating to any Event of Default under the terms of the Subordinated Debt or the Bank Debt, as the case may be but any failure to provide such notice shall not invalidate the agreements made herein.

13. NOTICE

13.1
All notices or requests provided for in this Agreement shall be transmitted in writing to the party to which it is sent or given. Any notice or request is validly transmitted by its delivery to its recipient, either: personally (in which case, the delivery shall be accepted); or by registered and prepaid mail; or by facsimile, telex, cable or telegram; or served to the addresses hereinafter mentioned:

For BDC:

BDC Capital Inc., a wholly-owned subsidiary of Business Development Bank of Canada
148 Fullarton Street, Suite 1000
London, Ontario  N6A 5P3

To the attention of Jeff Hill
Facsimile No.:    519.645.5989

For the Bank:

Royal Bank of Canada
30 Duke Street West, 8th Floor
Kitchener, Ontario  N2H 3W5

To the attention of Account Manager – Apex Systems Integrators Inc.
Facsimile No.:  519.575.2248

For the Borrower and the Guarantor:

3170 Harvester Road
Burlington, ON  L7N 3W8

Facsimile No.:                                 ____________________

Any notice given or any request made as provided for hereinabove is deemed to have been received upon its delivery, if personally delivered, or at the time of its service, if served, or on the third (3rd) Business Day following its mailing, if sent by mail, or on the Business Day following its transmittal, if transmitted by fax, telex, cable or telegram, as the case may be. However, if the mail service is interrupted by a strike, a slowdown, an act of God or any other cause, the party sending the notice or the request shall use one of the services that is not interrupted or shall deliver such notice or request in a manner that such notice or request is received as soon as possible. Each party may advise the other parties of any change of address in the manner hereinabove mentioned for the purposes of this Agreement.

14. MISCELLANEOUS

14.1
Amalgamation of Borrower and Guarantor.  The Lenders acknowledge that they have each been advised that the Borrower and the Guarantor intend to amalgamate following the execution of this Agreement.  Upon amalgamation, the amalgamated company will be subject to and liable in respect of the Bank Debt and the Subordinated Debt and the provisions of this Agreement shall thereafter continue to apply, mutatis mutandis.

14.2
Monies deposited by the Borrower with Bank.  With the exception of monies deposited in any accounts designated as trust accounts by the Borrower for the benefit of BDC, BDC shall not be entitled, notwithstanding anything to the contrary in this Agreement, to make a claim against any monies which are deposited in or disbursed from any account of the Borrower maintained with the Bank, except for monies deposited therein after the time the Bank has received written notice from BDC of a default under the BDC Offer or the Loan Agreement.

14.3
Successors and Assigns.  The terms and conditions herein shall apply and enure to the benefit of the successors and assigns of BDC and the Bank. Any assignee of the rights of the Bank according to the Bank Debt shall benefit from the rights of the Bank in accordance with the terms hereof and any assignee of the rights of BDC pursuant to the Subordinated Debt shall assume in writing the obligations of BDC described herein and BDC agrees to obtain such assumption from such assignee.

14.4
Continuing Agreement.  This Agreement shall constitute a continuing agreement, even though at times the Borrower (as applicable) may not be indebted to a Lender under the applicable Loan Documents and each Lender may continue, without notice to the other Lender, to lend money, extend credit and make other financial accommodations to or for the account of the Borrower and/or the Guarantor (as applicable) on the faith hereof.

14.5
Waivers and Amendments.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Lenders.  In the event that any amendment, supplement or modification would materially increase the obligations of the Borrower Group under this Agreement, the Lenders will use best efforts to notify the Borrower Group of such amendment, supplement or modification (provided, however, neither of the Lenders shall have any liability for any inadvertent failure or accidental omission to so notify the Borrower Group).  No Lender will by any act or delay, be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of any Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by any Lender of any right or remedy hereunder on any one occasion will not be construed as a bar to any right or remedy which such Lender would otherwise have on any future occasion.

14.6	Governing Laws. The provisions hereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14.7
The Agreement hereof may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Execution of this Agreement may be made by each party by signing a copy of the Agreement and sending such signature by facsimile or otherwise.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in the following manner:

BDC this 4th day of June, 2012.

BDC CAPITAL INC., a wholly-owned subsidiary of
BUSINESS DEVELOPMENT BANK OF CANADA

Per:
Name:
Title:

Per:
Name:
Title:
I/We have authority to bind the Bank.

The Bank this 4th day of June, 2012.

ROYAL BANK OF CANADA

Per:/s/ Carolyn Galbraith
Name: Carolyn Galbraith
Title: Manager, Subordinate Financing

Per: /s/ Jeff Hill
Name: Jeff Hill
Title: Managing Director, Subordinate Financing
I/We have authority to bind the Bank.

The Borrower this 4th day of June, 2012.

2314505 ONTARIO INC.

Per: /s/ Nicholas R. Toms
Name:
Title:

Per:
Name:
Title:    Authorized Signing Officer
I/We have authority to bind the Corporation.

The Guarantor this 4th day of June, 2012.

APEX SYSTEMS INTEGRATORS INC.

Per:/s/ Karen Dalicandro
Name:
Title:

Per:
Name:
Title:    Authorized Signing Officer
I/We have authority to bind the Corporation.

SCHEDULE “A”

Letter Agreement of Bank dated June 4, 2012

SCHEDULE “B”

Offer Letter and Loan Agreement of BDC

Dated February 14, 2012 and June 4, 2012, respectively

SCHEDULE “C”

1.           LIST OF LIFE INSURANCE POLICIES IN FAVOUR OF BDC

Life Insurance Policy No. ● issued by ● on the life of Donald Dalicandro in the amount of $1,700,000.

2.	LIST OF THE BANK SECURITY

The Bank declares that as of the date of these presents, the Bank Security held is the following:

1.	General Security Agreement from the Borrower;

2.	Guarantee and Postponement of Claim in the amount of $2,750,000 from the Guarantor;

3.	General Security Agreement from the Guarantor;

4.	Guarantee and Subordination of DecisionPoint Systems, Inc.;

5.	Security Agreement from DecisionPoint Systems, Inc.;

6.	Assignment of Insurance from the Borrower and the Guarantor;

7.	Postponement and Assignment of Claim of DecisionPoint Systems, Inc.;

8.	Postponement and Assignment of Claim of Karen Dalicandro (with side letter);

9.	Postponement and Assignment of Claim of Don Dalicandro (with side letter);

10.	Postponement and Assignment of Claim of 2293046 Ontario Inc. (with side letter);

11.	Software Escrow Agreement signed by the Guarantor.

3.	LIST OF THE BDC SECURITY

BDC declares that at the date of these presents, the Security held is the following:

1.	General Security Agreement from the Borrower.

2.	Corporate Guarantee of the Guarantor.

3.	General Security Agreement of the Guarantor.

4.	Conditional Guarantee of DecisionPoint Systems, Inc.

5.	Assignment of the life insurance policy on the life of Donald Dalicandro in the amount of $1,700,000.

6.	Postponement of vendor earn-out due to Karen Dalicandro and 2293046 Ontario Inc.

7.	Postponement of bonus due to Donald Dalicandro.

8.	Escrow of source code for software owned and developed by the Guarantor.

SCHEDULE “D”

CONDITIONS PRECEDENT FOR A STANDSTILL PERIOD
1.          NINETY (90) DAY STANDSTILL PERIOD

The Bank may avail itself of a ninety (90) day Standstill Period in the case of the following Events of Default:

(a)	if the Borrower’s Fixed Charge Coverage, calculated on a rolling four quarters basis, is less than 1.25:1;

(b)	if the Borrower’s ratio of Funded Debt to EBITDA, calculated on a rolling four quarters basis, is greater than 2.25:1;

(c)	if the Borrower makes any Corporate Distributions.

2.	ONE HUNDRED AND EIGHTY (180) DAY STANDSTILL PERIOD

The Bank may avail itself of a one hundred and eighty (180) day Standstill Period in the case of the following Events of Default:

(a)           the interest is not paid when due pursuant to the Bank Loan Documents;

(b)	the principal repayments are not made;

(d)	the Borrower exceeds its authorized line of credit by more than fifteen percent (15%);

(e)	BDC delivers a BDC Notice of Intention to each of the Borrower and the Bank.

For the purposes hereof, the following expressions mean:

(a)
“Capital Expenditures” means, for any fiscal period, any amounts accrued or paid in respect of any purchase or other acquisition for value of capital assets and, for greater certainty, excludes amounts expended in respect of the normal repair and maintenance of capital assets utilized in the ordinary course of business;

(b)
“Corporate Distributions” means any payment to any shareholder, director or officer of the Borrower, or to any associate or holder of subordinated debt of the Borrower, or to any shareholder, director or officer of any associate or holder of subordinated debt of the Borrower, including, without limitation, bonuses, dividends, interest, salaries or repayment of debt or making of loans to any such person, but excluding salaries to officers or other employees in the ordinary course of business;

(c)
“EBITDA” means, for any fiscal period, net income from continuing operations (excluding extraordinary gains or losses) plus, to the extent deducted in determining net income, Interest Expense and income taxes accrued during, and depreciation, depletion and amortization expenses deducted for, the period;

(d)
“Earn-Out Payments” means all payments that may be due to Karen Dalicandro and 2293046 Ontario Inc. as vendors after the initial drawdown of Facility #2 in respect of the whole or any part of the “2013 EBITDA Basic Earn-Out Amount” as defined in Purchase Agreement including all payments of principal and interest in respect of the “Convertible Note” (as defined in the Purchase Agreement) that may be issued in part payment of the 2013 EBITDA Basic Earn-Out Amount;

(e)
“Fixed Charge Coverage” means for any fiscal period, EBITDA less the sum of cash taxes, unfunded Capital Expenditures, Interest Expense, scheduled Earn-Out Payments and scheduled payments in respect of Funded Debt;

(f)	“Fixed Charges” means, for any fiscal period, the total of Interest Expense, scheduled principal payments in respect of Funded Debt, payments under operating leases and Corporate Distributions;

(g)
“Funded Debt” means, at any time for the fiscal period then ended, all obligations for borrowed money which bears interest or to which interest is imputed plus, without duplication, all obligations for the deferred payment of the purchase of property, all capital lease obligations and all indebtedness secured by purchase money security interests, but excluding Postponed Debt;

(h)
“Interest Expense” means, for any fiscal period, the aggregate cost of advances of credit outstanding during that period including, without limitation, interest charges, capitalized interest, the interest component of capital leases, fees payable in respect of letters of credit and letters of guarantee and discounts incurred and fees payable in respect of bankers’ acceptances;

(i)	“Postponed Debt” means indebtedness that is fully postponed and subordinated, both as to principal and interest, on terms satisfactory to the Bank, to the obligations owing to the Bank hereunder;